Downers Grove, IL (BUSINESS WIRE)-November 22, 2017 -- Roadrunner Transportation Systems, Inc. (“Roadrunner”) (NYSE: RRTS), a leading asset-right transportation and asset-light logistics service provider, today announced that James D. Staley, who has served as a director of the company since October 2010 and as Lead Independent Director since December 2016, has been appointed as the new Chairman of the Board. Mr. Staley succeeds Scott D. Rued, who served as Chairman from March 2010 to November 2017, and Mark A. DiBlasi, who served as Vice Chairman from April 2017 to November 2017.

From 2004 through December 2007, Mr. Staley served in various capacities for YRC Worldwide, Inc. (NASDAQ: YRCW) and its subsidiaries, one of the world's largest transportation services providers, including as President and Chief Executive Officer of Roadway Group and YRC Regional Transportation. Prior to that, Mr. Staley served for over 30 years in various capacities for Roadway Express, including President and Chief Operating Officer. Mr. Staley also currently serves as the Lead Director of Douglas Dynamics, Inc. (NYSE: PLOW), a designer, manufacturer, and seller of snow and ice control equipment for light trucks.

Curtis W. Stoelting, Roadrunner’s Chief Executive Officer, commented, “I am delighted that Jim has agreed to serve as our next Chairman. His history with the company and understanding of our industry are a tremendous asset to the board and our management team.”

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-right transportation and asset-light logistics service provider offering a full suite of solutions under the Roadrunner Freight, Roadrunner Express, Roadrunner Temperature Controlled, Roadrunner Truckload Plus, Roadrunner Intermodal Services and Ascent Global Logistics® brands. The Roadrunner brand offers solutions including less-than-truckload, air and ground domestic and cross-border expedite, dry van and temperature controlled truckload logistics and intermodal services. The Ascent Global Logistics brand offers domestic freight management, retail consolidation, international freight forwarding and customs brokerage. For more information, please visit Roadrunner’s websites, www.rrts.com and www.ascentgl.com.

Contact
Roadrunner Transportation Systems, Inc.
Paula Harte
331-903-4256

Reputation Partners
Marilyn Vollrath
414-376-8834
ir@rrts.com